Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation	Inland Communications, Inc. (Media):
Beth Hicks, Assistant Vice President/Director of Marketing	Andrea Cordts
(630) 954-4411	(630) 218-2887
hicks@inlandrealestate.com	andrea.cordts@inlandgroup.com

Inland Real Estate Corporation Leases 180,000 Square Feet of Retail Space

to Ross Dress for Less

Oak Brook, Ill. (August 2, 2011) – Inland Real Estate Corporation (NYSE:IRC) today announced that since December it has signed a total of six leases with Ross Dress for Less, a national off-price apparel and home fashion retailer, to occupy almost 180,000 square feet of the Company’s available retail space. The new locations will be among the retailer’s first Chicagoland stores and are expected to open in the fourth quarter of 2011 and first quarter of 2012.

“We’re so pleased to provide Ross Dress for Less with ideal spaces for six of their new locations,” said Scott Carr, president of property management for Inland Real Estate Corporation. “Our shopping centers are community staples, presenting strong locations for Ross Dress for Less to enter the market. We’re looking forward to a long and fruitful relationship with this growing retailer.”

The Ross stores will open in IRC shopping centers throughout Chicago’s suburbs, including Orland Park Place, Naperwest Plaza, Skokie Fashion Square, Crystal Point, Maple Park Place and Algonquin Commons.

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About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns interests in 143 open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.